                                   EXHIBIT 99

                   Codorus Valley Bancorp, Inc. Press Release
                              dated April 20, 2004



                  PRESS RELEASE -- CODORUS VALLEY BANCORP, INC.

                      Cash and Stock Dividend Declarations
                            and Financial Highlights

On April 13, 2004, the board of directors of Codorus Valley Bancorp, Inc. (Nasdaq: CVLY) declared a regular quarterly cash dividend of $.125 (12.5 cents) per share, payable on or before May 11, 2004, to shareholders of record April 27, 2004. In addition, a 5 percent stock dividend was declared, payable on or before June 10, 2004, to shareholders of record April 27, 2004.

Codorus Valley Bancorp, Inc. earned $919,000 or $0.30 per diluted share for the quarter ended March 31, 2004, compared to $861,000 or $0.29 per diluted share for the first quarter of 2003. The $58,000 or 7 percent increase in net income was the result of increases in net interest income and noninterest income, which more than offset a decrease in gains from the sale of securities. The $196,000 or 6 percent increase in net interest income was attributable to lower funding costs (rate driven) and income from a larger volume of loans. The $106,000 or 11 percent increase in noninterest income, including gains from the sale of mortgages, was attributable to increases in fees on deposits and commissions earned from the sale of mutual fund, annuity and insurance products. While noninterest income increased overall, an important component, gains from the sale of mortgages decreased $142,000 due primarily to rising market interest rates, which largely curtailed mortgage refinancing. Gains from the periodic sale of investment securities were $7,000 in the current period compared to $167,000 in the first quarter of 2003. Noninterest expense increased only $34,000 or 1 percent in the current period due in part to the positive impact of realigning staff and operational efficiencies instituted in the prior year.

Total assets were approximately $380 million on March 31, 2004, an increase of $25 million or 7 percent above March 31, 2003. Asset growth occurred primarily in consumer and business loans, which were funded primarily by core deposits. Additional financial information is provided in the financial highlights section of this news release.

Codorus Valley Bancorp, Inc. is a financial services holding company headquartered at Codorus Valley Corporate Center, 105 Leader Heights Road, York, PA. Codorus Valley operates primarily through its financial services subsidiary, PeoplesBank, A Codorus Valley Company. PeoplesBank provides a full range of business and consumer banking services through eleven financial centers throughout York County. It also offers mortgage banking, investment, insurance, trust and real estate settlement services. Additional information is available on the bank's website -- www.peoplesbanknet.com.

Management of Codorus Valley Bancorp, Inc. has made forward-looking statements in this Press Release. These forward-looking statements are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of operations of the corporation and its subsidiaries. When words such as "believes," "expects," "anticipates" or similar expressions occur in this Press Release, management is making forward-looking statements. Note that many factors could affect the future financial results of the corporation and its subsidiaries, both individually and collectively, and could cause those results to differ materially from those expressed in the forward-looking statements contained in this Press Release.

Questions or comments regarding this Press Release should be directed to Larry
J. Miller, President & CEO, Codorus Valley Bancorp, Inc. by telephone at 717-747-1500 or 800-646-1970; or by e-mail at lmiller@peoplesbanknet.com.


April 20, 2004
York, Pennsylvania


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
                          CODORUS VALLEY BANCORP, INC.
                              Financial Highlights

             CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                (in thousands of dollars, except per share data)

                                                           Three months ended
                                                                March 31,
                                                          2004             2003
                                                         ------           ------
Net interest income                                      $3,286           $3,090
Provision for loan losses                                    50               37
Noninterest income                                        1,015              767
Gain on sale of securities                                    7              167
Gain on sale of mortgages                                    95              237
Noninterest expense                                       3,107            3,073
Federal income tax                                          327              290
                                                         ------           ------
Net income                                               $  919           $  861
                                                         ======           ======
Net income per share (diluted)                           $ 0.30           $ 0.29
Cash dividends per share                                 $0.119           $0.109


      CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (UNAUDITED)
                (in thousands of dollars, except per share data)

                                                           March 31,
                                                     2004              2003
                                                 -----------       -----------
Cash & short term investments                    $    18,270       $    16,962
Investment securities                                 72,613            74,234
Loans                                                265,508           241,169
Allowance for loan losses                             (1,768)           (1,515)
Other assets                                          25,546            24,493
                                                 -----------       -----------
  Total assets                                   $   380,169       $   355,343
                                                 ===========       ===========
Deposits                                         $   317,888       $   303,631
Borrowed funds                                        24,227            15,028
Other liabilities                                      3,400             4,130
Stockholders' equity                                  34,654            32,554
                                                 -----------       -----------
  Total liabilities & stockholders' equity       $   380,169       $   355,343
                                                 ===========       ===========
Shares outstanding                                 2,981,252         2,973,481
Book value per share                             $     11.62       $     10.95
Market value per share                           $     20.26       $     14.83
Return on average assets (ytd)                          0.98%             1.01%
Return on average equity (ytd)                         10.70%            10.57%
Capital leverage ratio                                  8.89%             9.10%
Nonperforming assets ratio                              0.94%             2.65%

Note: Shares outstanding and per share amounts were adjusted for stock dividends.


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